Exhibit (a)(5)(xxvi)

November 17, 2017

CBS CORPORATION ANNOUNCES PRELIMINARY RESULTS OF

CBS RADIO EXCHANGE OFFER

New York, NY—CBS Corporation (NYSE: CBS.A and CBS) (“CBS”) today announced that its previously announced offer to shareholders to exchange their shares of CBS Class B common stock on a per-share-basis for 5.6796 shares of CBS Radio Inc. (“CBS Radio”) common stock expired at 11:59 p.m., New York City time, on November 16, 2017, and based on preliminary results, the exchange offer was oversubscribed. The exchange offer to split-off CBS Radio is part of CBS’ agreement to combine its radio business with Entercom Communications Corp. (NYSE: ETM) (“Entercom”).

According to the exchange agent for the exchange offer, Wells Fargo Bank, N.A., 165,743,402 shares of CBS Class B common stock were tendered prior to the expiration of the exchange offer, including 64,125,859 shares of CBS Class B common stock validly tendered and 101,617,543 shares of CBS Class B common stock that were tendered by notice of guaranteed delivery. CBS has accepted 17,854,689 of the tendered shares of CBS Class B common stock in exchange for 101,407,494 shares of CBS Radio common stock. In addition, following the merger, Entercom common stock will be eligible for issuance in respect of equity awards held by employees of CBS Radio in consideration of the replacement of their restricted stock units and stock options in CBS. Immediately following the consummation of the exchange offer, in connection with the merger of CBS Radio with a wholly owned subsidiary of Entercom, each share of CBS Radio common stock is being converted into the right to receive one share of Entercom Class A common stock (with cash in lieu of fractional shares).

Because the exchange offer was oversubscribed, CBS accepted tendered shares of CBS Class B common stock on a pro rata basis in proportion to the total number of shares tendered and not validly withdrawn. Shareholders who owned fewer than 100 shares of CBS Class B common stock, or an “odd lot,” and who validly tendered all of their shares, are not subject to proration in accordance with the terms of the exchange offer.

Based on the total number of shares of CBS Class B common stock that were reported as tendered prior to the expiration of the exchange offer, it is estimated that approximately 10.12% of the tendered shares of CBS Class B common stock that are subject to proration will be exchanged for shares of CBS Radio common stock, assuming all shares tendered by guaranteed delivery procedures are delivered under the terms of the exchange offer. The preliminary proration factor is subject to change based on the number of tendered shares that satisfy the guaranteed delivery procedures.

CBS expects to announce the final proration factor as soon as possible following the expiration of the guaranteed delivery period, which will occur on November 20, 2017. Promptly after the final proration factor is announced, shares of CBS Class B common stock tendered but not accepted for exchange will be returned to the tendering shareholders in book-entry form. Also at that time, the exchange agent for the exchange offer will deliver to Entercom’s transfer agent a final shareholder list for CBS Radio common stock received by tendering CBS Class B common stock shareholders whose shares were accepted for exchange in the exchange offer. Entercom’s transfer agent will use the final shareholder list to credit such shareholders with an equal number of whole shares of Entercom Class A common stock. Fractional shares of Entercom Class A common stock due to tendering CBS Class B common stock shareholders will be aggregated and sold in the open market by Entercom’s transfer agent. Checks in lieu of fractional shares will thereafter be delivered to such tendering CBS Class B common stock shareholders by Entercom’s transfer agent.

Forward-Looking Statements

This press release contains certain statements about CBS, CBS Radio and Entercom that are “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. These matters involve risks and uncertainties as discussed in CBS’ and Entercom’s respective periodic reports on Form 10-K and Form 10-Q and current reports on Form 8-K, filed from time to time with the SEC. The forward-looking statements contained in this press release may include statements about the expected effects on CBS, CBS Radio and Entercom of the separation of CBS’ radio business and merger of CBS Radio with an Entercom subsidiary (collectively, the “Transaction”); the anticipated benefits of the Transaction and CBS’, CBS Radio’s and Entercom’s anticipated financial results; and also include all other statements in this press release that are not historical facts. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “could,” “positioned,” “strategy,” “future,” or words, phrases, or terms of similar substance or the negative thereof, are forward-looking statements. These statements are based on the current expectations of the management of CBS, CBS Radio and Entercom (as the case may be) and are subject to uncertainty and to changes in circumstances and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Such risks, uncertainties and assumptions include: the anticipated tax treatment of the Transaction and related transactions; risks relating to any unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, and future prospects; business and management strategies; the expansion and growth of Entercom’s operations; ongoing risks related to the price or trading volume of Entercom’s common stock; failure to pay dividends to holders of Entercom’s common stock; impairment charges for FCC licenses and goodwill; Entercom’s ability to integrate CBS Radio’s business successfully after the closing of the Transaction and to achieve anticipated synergies; and the risk that disruptions from the Transaction will harm CBS’, CBS Radio’s or Entercom’s businesses. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and none of CBS, CBS Radio or Entercom undertakes any obligation to update publicly such statements to reflect subsequent events or circumstances.

About CBS Corporation

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company that creates and distributes industry-leading content across a variety of platforms to audiences around the world. The Company has businesses with origins that date back to the dawn of the broadcasting age as well as new ventures that operate on the leading edge of media. CBS owns the most-watched television network in the U.S. and one of the world’s largest libraries of entertainment content, making its brand — “the Eye” — one of the most recognized in business. The Company’s operations span virtually every field of media and entertainment, including cable, publishing, local TV, film, and interactive and socially responsible media. CBS’ businesses include CBS Television Network, The CW (a joint venture between CBS Corporation and Warner Bros. Entertainment), CBS Television Studios, CBS Studios International, CBS Television Distribution, CBS Consumer Products, CBS Home Entertainment, CBS Interactive, CBS Films, Showtime Networks, CBS Sports Network, Pop (a joint venture between CBS Corporation and Lionsgate), the properties of Network TEN in Australia, Smithsonian Networks, Simon & Schuster, CBS Television Stations, and CBS EcoMedia. For more information, go to www.cbscorporation.com.

*    *    *

CBS CONTACTS

Press:	Investors:
Judy DeHaven	Adam Townsend
CBS Corporation	CBS Investor Relations
(212) 975-1942	(212) 975-5292
jdehaven@cbs.com	adam.townsend@cbs.com

Jaime Saberito	David Bank
CBS Radio	CBS Investor Relations
(212) 649-9639	(212) 975-6106
jaime.saberito@cbsradio.com	david.bank@cbs.com

3